Exhibit 99.1

News Release

ALPHARMA URGES SHAREHOLDERS TO TAKE NO ACTION
WITH RESPECT TO KING PHARMACEUTICALS’ ANNOUNCED
INTENT TO COMMENCE A TENDER OFFER
Bridgewater, NJ...September 11, 2008...The Board of Directors of Alpharma Inc. (NYSE: ALO), a global specialty pharmaceutical company, today urged shareholders to take no action with respect to the announcement by King Pharmaceuticals, Inc. (NYSE: KG) that it intends to commence a tender offer to acquire all of the outstanding shares of Alpharma for $37 per share until the Board has announced its position with respect to the offer. The Board will make a recommendation to Alpharma’s shareholders within 10 business days following the commencement of the tender offer.
The Board said it will carefully review all relevant aspects of King’s proposal in consultation with its financial and legal advisors, Banc of America Securities LLC and Simpson Thacher & Bartlett LLP. The Company announced that, in light of King’s revised proposal as well as expressions of interest that the Company has received from other parties, Alpharma’s Board had previously commenced a process to explore all strategic alternatives to maximize shareholder value, including a possible sale of the Company to King or to another party.
Dean Mitchell, President and Chief Executive Officer of Alpharma, said: “King communicated its revised proposal to Alpharma last week, and we invited them to enter into a process designed to ensure Alpharma shareholders receive full and fair value for their investment in our Company. We continue to welcome and encourage King’s participation in that process.”
No assurance can be given that the process being undertaken by the Board will result in the announcement or consummation of a sale or other transaction with King Pharmaceuticals or any other party, and no assurance can be given with respect to the price or other value that may be obtained in any such transaction.
Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

News Release

The tender offer proposed by King Pharmaceuticals referred to in this release has not commenced. If and when commenced, Alpharma Inc. will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. Alpharma shareholders are advised to read Alpharma’s Solicitation/Recommendation Statement on Schedule 14D-9 if and when it becomes available because it will contain important information. Shareholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (if and when it becomes available), as well as any other documents filed by Alpharma in connection with the tender offer by King Pharmaceuticals, if and when it is commenced, free of charge at the SEC’s website at www.sec.gov, or from Alpharma at www.alpharma.com.
This press release is not a substitute for any disclosure documents, including a consent revocation statement, Alpharma may file with the SEC and send to Alpharma shareholders in connection with the potential solicitation of the shareholders of Alpharma by King or in connection with any potential business combination transaction, as required. Investors and security holders are urged to read any such disclosure documents filed with the SEC, including the consent revocation statement and related documents, carefully in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of any such documents filed with the SEC by Alpharma at www.alpharma.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents (when available) can also be obtained by directing a request to Alpharma’s proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.
Alpharma and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of any potential business combination transaction or potential solicitation of the shareholders of Alpharma. Information regarding Alpharma’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 27, 2008, and its Proxy Statement for its 2008 Annual Meeting of Shareholders, which was filed with the SEC on March 28, 2008.
About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com. Alpharma press releases are also available at our website: http://www.alpharma.com.

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

News Release

Investor Contact	Media Contact
Jack Howarth	Kimberly Kriger/Thomas Davies
Alpharma Inc.	Kekst and Company
Vice President, Investor Relations	Tel: 212-521-4800
Tel: 908-566-4153 Jack.howarth@alpharma.com
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Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807